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                                                                     EXHIBIT 4.7


                       AMENDMENT NO. 3 TO RIGHTS AGREEMENT


         AMENDMENT NO. 3 TO RIGHTS AGREEMENT (this "Amendment") dated as of December 21, 2001 by and between Aviall, Inc., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., a national banking association (as successor to the First National Bank of Boston) (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have previously entered into that certain Rights Agreement dated as of December 7, 1993, as amended by that certain Amendment No. 1 To Rights Agreement dated as of March 14, 2000, and as amended by that certain Amendment No. 2 To Rights Agreement dated as of December 17, 2001 (as amended, the "Agreement"); and

         WHEREAS, Section 27 of the Agreement provides that the Company may from time to time supplement or amend any provision of the Agreement as the Company may deem necessary or desirable; and

         WHEREAS, the Board of Directors has determined in good faith that the amendment to the Agreement set forth herein is desirable and, pursuant to the terms of the Agreement, has duly authorized such amendment to the Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the Agreement is hereby amended as follows:

         1. Amendment to the Definition of "Common Shares". The definition of "Common Shares set forth in Section 1(a) of the Agreement is hereby deleted in its entirety and replaced with the following definition:

         "Common Shares" when used with reference to the Company shall mean the shares of Common Stock, shares of Bridge Preferred Stock and shares of Permanent Preferred Stock, provided, however, that the term "Common Shares" as used in the definition of "Acquiring Person" contained herein, the second paragraph of this Agreement and in clause (ii) of Section 3(a), Section 3(b), Section 11, Section 13, Section 16(a), Section 24 and Section 25 hereof shall mean the shares of Common Stock. "Common Shares" when used with reference to any Person (other than the Company) shall mean the capital stock (or equity interest) with the greatest voting power of such Person or, if such Person is a Subsidiary of another Person, the Person or Persons which ultimately control such first-mentioned Person.

         2. Additional Definitions. Section 1 of the Agreement shall be amended to include the following definitions:

         "Common Stock" shall mean the common stock, $.01 par value per share, of the Company.



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         3. Addition of New Section 3(d). Section 3 is hereby amended by inserting a new section 3(d) as follows:

         (d) Notwithstanding anything to the contrary herein, on the Distribution Date, the Company shall automatically, without any further action and without any notice on the part of the Company or any other Person, issue a number of Rights to each holder of shares of Bridge Preferred Stock and each holder of Permanent Preferred Stock equal to the number of shares of Common Stock that would be issuable to such holder on conversion of all outstanding shares of the Bridge Preferred Stock and the Permanent Preferred Stock held by such holder. If at any time after the Distribution Date, any outstanding shares of Bridge Preferred Stock or the Permanent Preferred Stock held by any holder of shares of such stock become convertible into a number of shares of Common Stock greater than the number of Rights held by such holder, the Company shall automatically, without any further action and without any notice on the part of the Company or any other Person, issue additional Rights to such holder in an amount equal to such difference in the number of shares of Common Stock issuable upon such conversion and the number of Rights held by such holder. Notwithstanding anything to the contrary herein, after the Distribution Date, no additional Rights shall be issuable to the holders of Bridge Preferred Stock or Permanent Preferred Stock on conversion of such shares into shares of Common Stock. All Rights issued pursuant to this Section 3(d) shall be exercisable whether or not any Rights Certificate has been issued by the Company.

         4. Effectiveness. This Amendment shall be effective as of December 21, 2001, as if executed by both parties on such date. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect, and all references to the Agreement from and after such time shall be deemed to be references to the Agreement as amended hereby.

         5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts made and to be performed entirely within such state.

         6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         7. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         8. Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

         9. Exhibits. Exhibits B and C to the Agreement shall be deemed amended in a manner consistent with this Amendment.


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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.


                                             AVIALL, INC.


                                             By:     /s/ Jeffrey J. Murphy
                                                    ----------------------------
                                             Name:  Jeffrey J. Murphy
                                             Title: Senior Vice President and
                                                    General Counsel


AGREED AND ACCEPTED:

EQUISERVE TRUST COMPANY, N.A.

By:     /s/ James P. Mitchell
       ----------------------------
Name:  James P. Mitchell
Title: Senior Account Manager